EXHIBIT 99.1

News Release

IPSCO ANNOUNCES EXPIRATION OF CASH TENDER OFFER AND CONSENT SOLICITATION

[Lisle, Illinois] [July 17, 2007] – IPSCO Inc. (NYSE/TSX:IPS) today announced the expiration, as of 5:00 p.m. New York City time, of its cash tender offer and related consent solicitation for any and all of its outstanding 8¾% Senior Notes due 2013 (the “Notes”). The terms of the tender offer and consent solicitation are detailed in IPSCO Inc.’s Offer to Purchase and Consent Solicitation Statement dated June 18, 2007 and the related Letter of Transmittal.

As of the expiration of the tender offer, approximately $142.6 million aggregate principal amount of Notes, or approximately 99.15 percent, were validly tendered.

IPSCO Inc. has accepted for payment all Notes validly tendered and not validly withdrawn pursuant to the tender offer.

J.P. Morgan Securities Inc. served as the Dealer Manager and Solicitation Agent and Global Bondholder Services Corporation served as the Information Agent and Depositary for the tender offer and consent solicitation.

About IPSCO Inc.
Founded in 1956, IPSCO is a corporation incorporated under the laws of Canada and a leading producer of energy tubulars and steel plate in North America with a current annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production.

IPSCO Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com
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